EXHIBIT 99.1

HandHeld Entertainment Provides Business Update and Outlook
eBaum’s World acquisition will position Company among market leaders; Company proposes name change to ZVUE Corporation to reflect growing global digital media network

SAN FRANCISCO - August 15, 2007 - HandHeld Entertainment™ (NASDAQ: ZVUE), a global digital entertainment company, announced yesterday in its conference call additional details on its acquisition of eBaum’s World and several important business updates. Specifically, the company:
•	proposed changing its name to ZVUE Corporation to better reflect the company’s growth in its digital media and product businesses,
•	outlined opportunities to increase its retail distribution channels, and
•	detailed additional financing from company co-founder, Carl Page.

“The acquisition of eBaum’s World is a transformational event for the company and clearly places us among the recognized industry giants,” said Jeff Oscodar, president and CEO of HandHeld Entertainment. “This transaction makes us a major force in the online entertainment industry. Advertisers are already spending more than $1 billion a year on user-generated content sites, and that amount is expected to grow to more than $4 billion on user-generated content sites by 2011. I am very excited by the scale of the opportunities that are immediately ahead of us and believe that we are in an excellent position to benefit from this growth in advertising spending.”

Acquisition of eBaum’s World will place the ZVUE network among world’s leading digital media providers
On August 2, 2007, the company announced that it had signed a definitive agreement to acquire eBaum’s World, a pioneering Web site for online video and user-generated content, and one of the largest and most widely recognized online video sites in the world. In addition, the company announced that it has secured commitments for financing to complete the acquisition and provide additional growth capital.

“Making money on user-generated content is something that the eBaum’s team does better than anyone else in the business,” said Oscodar. “We are very pleased to have the eBaum’s team join the ZVUE network, and to acquire the site on what I believe are very favorable terms that benefit not only eBaum’s World, but our shareholders as well. We believe that the structure of the acquisition creates a win for all parties involved, and focuses all of our interests in succeeding in this exciting and growing market.”

Key metrics and data points for eBaum’s World include:
•	$5.2 million in revenue in 2006
•	EBITDA margins and income of approximately 60% and $3.0 million on a pro forma basis for 2006, respectively
•	Online video leadership:
–	14 million to 19 million daily unique visitors per month
–	More than 2.5 billion page views per year
–	100% organic user traffic allowing zero cost of customer acquisition
•	A highly loyal and engaged audience:
–	65% repeat visitors
–	The second ranked video site as measured by time on site, behind only Google’s YouTube, according to an April report by Merrill Lynch.
•	Strategic partnerships with leading companies such as AOL Video, Fox Mobile, Facebook, Helio, and Orange, among others.

The new ZVUE network: With the addition of eBaum’s World, the ZVUE network becomes the world’s sixth largest online video site.1  Pro forma, based on 4/13/07 Merrill Lynch report, “March US Internet Traffic update.” Key pro forma metrics for the new ZVUE network include:
•	The first publicly traded user-generated content company to be EBITDA positive
•	As many as 24 million daily unique visitors per month
•	Approximately 3.5 billion page views annually
•	Eight Web properties focused on user-generated content and select commercial content for humor and extreme sports
•
Commercial content under license covers approximately 12,000 titles from such content producers as Sony BMG Music Entertainment, Showtime, International Marketing Group, Canadian Broadcast Corporation and many others

Acquisition terms: The company has agreed to an initial payment of $17.5 million for eBaum’s World, comprised of $15 million in cash and $5 million in stock, with $2.5 million of the stock contingent upon eBaum’s World delivering approximately $5.7 million in revenue through a 12 month period ending June 2008. In addition, the company may pay earn-outs of up to $32.5 million in cash and stock, subject to eBaum’s World meeting specific financial and project-based milestones. The acquisition terms are based upon a valuation of 6X EBITDA which is a strong value relative to the company’s peers.

Financing terms: The company has agreed to sell $24.0 million of three-year, 7.5% convertible debentures with a fixed conversion price stock at $1.90 per share, subject to adjustment and customary anti-dilution provisions. The purchasers of the convertible debentures will also receive warrants to purchase approximately 6 million shares of common stock. Of the proceeds, $15.0 million is for the acquisition of eBaum’s World and $9.0 million is for growth, working capital and fees. Certain insiders of the company and eBaum’s World are expected to provide $1 million of the $24 million financing.

Additional terms of the acquisition and convertible notes are available in a proxy statement filed with the SEC on August 14, 2007 in connection with shareholder approval of certain matters which is required prior to closing.

Development of the ZVUE digital media network
“During the course of the past three years, through innovation and acquisition we have quietly but quickly grown into a significant global digital media company, with a leadership position in a rapidly evolving, high growth market that has developed an extremely loyal and active community of users that is highly prized by advertisers and marketers,” added Oscodar. “We have built an online network with a large and engaged audience to whom we are presenting exciting content and we have made significant progress to cash-generation, stability, self-sufficiency and a place from which we can drive future growth. I am pleased to share these updates on our company’s development and growth with our partners and especially our shareholders.”

Name change: HandHeld Entertainment, Inc. is proposing to change its name to ZVUE Corporation. Growing from its roots as a provider of value-priced digital media players, the new name more accurately reflects the transformation and growth of the company to a global digital entertainment company under the ZVUE brand from what started as a hardware business in 2003. The company's stock will continue to trade on the Nasdaq exchange under the symbol ZVUE.

Bridge financing: The company has arranged for bridge financing of up to $5 million through company co-founder, Carl Page. Any borrowings under this agreement will be represented by notes bearing 6% annual interest and having a due date of January 31, 2008. Up to $500,000 of the note is mandatorily convertible into securities offered in any financing of greater than $20 million, and is included in the $1 million of convertible debentures the company expects to sell to certain insiders of the company and eBaum’s World in the previously announced financing transaction.

ZVUE Products: The ZVUE device business is focused on value-priced digital media players with retail mass market distribution. ZVUE’s product strategy is to produce high quality devices through relationships with original equipment manufacturers (OEMs) that reduce design and manufacturing costs, customer acceptance risks and time constraints typically associated with the development and distribution of digital media devices. The ZVUE players are currently available at Wal-Mart and InMotion stores throughout the United States and online at Walmart.com and Amazon.com. The company expects that two additional national retail chains will carry its products by the end of 2007. In 2007, the company expects to ship approximately 100,000 ZVUE players, compared to approximately 70,000 units shipped in 2006.

Financial Outlook
Based on the company’s current outlook for sales of its ZVUE products, increased monetization of the existing ZVUE network and the expected closing of the eBaum’s World acquisition in the fourth quarter of 2007, the company expects revenue of between $6.0 million and $6.5 million for 2007. The company also expects to achieve positive cash flow by the end of the year. For 2008, the company expects revenue to grow by approximately 100%, with 60% of total revenue coming from its digital media business.

Replay of the conference call
A replay of the conference call will be available after 3:30 p.m. PDT on August 14, 2007 through August 28, 2007 by dialing (800) 405-2236 and entering pass code 11095365#. A replay of the conference call and presentation will also be available at www.zvue.com.

About Handheld Entertainment, Inc.
Handheld Entertainment, Inc. (NASDAQ: ZVUE) is a global digital entertainment company. Its ZVUE Entertainment Network of Web sites (Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com and ZVUE.com) now houses more than 850,000 user-generated and commercial videos available for purchase or free viewing, as well as millions of free user-submitted photos and other media, and is expected to deliver nearly one billion page views/video streams in 2007. Its ZVUE personal media players are mass-market priced and currently available for purchase online and in more than 2,200 Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

Safe Harbor Statement
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as expects,” plans” will,” may,” anticipates,” believes,” should,” intends,” estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products and service offerings, change in product and service mix, decreasing reliance for financial results on consumer electronics product sales, ability to monetize, grow users and obtain synergies from acquired user-generated content providers, ability to integrate acquisitions, the effectiveness, profitability, and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products, services, pricing or technological changes and the effect of general economic and business conditions. Additional risks and forward looking statements are set forth from time to time in the company’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, and other filed reports which are available on the SEC’s website at www.sec.gov. All forward-looking statements included in this release are made as of the date of this press release, and the company assumes no obligation to update any such forward-looking statements.

INVESTOR CONTACT:
The Blueshirt Group
Scott Wilson, 415-489-2188, scott@blueshirtgroup.com

MEDA CONTACTS:
Politis Communications
David Politis, 801-523-3730 (wk), 801-556-8184 (cell), dpolitis@politis.com or
Jonathan Bacon, 801-523-3730 (wk), 801-660-7820 (cell), jbacon@politis.com